SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                           FORM 10-KSB
(Mark One)
[X] Annual report under Section 13 or 15(d) of the Securities Exchange Act of 1934

        FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

                                or

[ ] Transition report under Section 13 or 15(d) of the Securities Exchange Act of 1934

        FOR THE TRANSITION PERIOD FROM ______________ TO _______________

                 COMMISSION FILE NUMBER  0-27591
                             -------

      ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
      -----------------------------------------------------
          (Name of Small Business Issuer in Its Charter)

                        POLITICS.COM, INC.
              -------------------------------------
              (Former name of Small Business Issuer)

               DELAWARE                               33-0836078
           ----------------                         ---------------
       (State or Other Jurisdiction                  (IRS Employer
            of Organization)                      Identification Number)


    406 West 10600 South, Suite 610, Salt Lake City, UT  84095
-----------------------------------------------------------------
      (Address of Principal Executive Offices)   (Zip Code)


                          (801) 858-0880
      -------------------------------------------------------
         (Issuer's Telephone Number, Including Area Code)


    Securities registered under Section 12(b) of the Act: None

      Securities registered under Section 12(g) of the Act:

                 COMMON STOCK, PAR VALUE $.00001
                 -------------------------------
                         (Title of Class)


                PREFERRED STOCK, PAR VALUE $.00001
                 -------------------------------
                         (Title of Class)

Check whether the issuer: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [ ]

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form10-KSB or any amendment to this Form 10-KSB. [ ]

The issuer had revenues of $6,606,174 for its fiscal year ended December 31, 2002.

The aggregate market value of the common stock, $.00001 par value, of the registrant held by non-affiliates (computed by reference to the closing price of the issuer's common stock on the NASD's OTC Bulletin Board on March 21,
2003) was approximately $1,310,014.

As of March 21, 2003, there were 15,331,056 outstanding shares of the issuer's common stock, $.00001 par value.

As of March 21, 2003, there were 1,464,285 outstanding shares of the issuer's convertible preferred stock, $.00001 par value.



                              PART I

ITEM 1: DESCRIPTION OF BUSINESS


GENERAL

       English Language Learning and Instruction System, Inc., a Delaware corporation based in Salt Lake City, Utah (the "Company," or "ELLIS"), is a leading provider of interactive multimedia software used in teaching the English language. Our flagship product is "ELLIS", a series of interactive multi-media software programs that provide English language instruction.
ELLIS combines text, translation in over 60 languages, full-motion video and digitized sound, voice recording, graphics and animation in a comprehensive and user-friendly environment for learners at virtually all English language proficiency levels. This methodology elevates students beyond the passive participant role and into an active and interactive learning situation. ELLIS has received high praise and awards for its quality, content and effectiveness from a variety of educational leaders, including those responsible for reviewing, testing, and implementing efficient solutions to allow their organizations and institutions to satisfy mandated levels of English proficiency.

      The Company was founded by Dr. Frank Otto in 1990. Previously, Dr. Otto had devoted his career of over 30 years to applying technology to the teaching and learning of languages. In 1982, Dr. Otto founded CALICO, an international symposium research group devoted to applying technology to language instruction.

      In August 2002, the Company implemented a major restructuring, reducing its staff from 53 to 25, and terminating the employment of each of Timothy D. Otto, the Company's former Chief Executive Officer; Kimber B. Jensen, the Company's former Chief Operations Officer; and John Bodine, the Company's former Executive Vice President and Director of Marketing. Messrs. Otto and Jensen were also removed from the Company's Board of Directors. In October 2002, David M. Rees, who had been acting as the Company's Chief Executive Officer on an interim basis since August 2002, became the Company's Chief Executive Officer on a permanent basis. In September 2002, Janet Otto resigned from the Company's Board of Directors and David Rees and Mike Otto were added to the Company's Board of Directors. In December 2002, David Warnock and Edward Hutton resigned from the Company's Board of Directors.

      The Company's management is focused on three major areas: (1) increase sales opportunities; (2) control costs; and (3) continuously upgrade the Company's products and technology.

      Sales

      Sales opportunities are available in three major areas: (1) domestic sales; (2) international sales; and (3) alternative channel opportunities such as the Internet and consumer products.

      The Company has added a significant number of independent dealers in various areas of the United States that were not previously covered by Ellis or Ellis dealers. In addition, the Company has endeavored to improve its relationships with its existing domestic independent distributors. The Company's management believes that these efforts have largely been successful.

      The International market for the Company's products is far larger than the domestic market. The Company has devoted significant time and resources to improving its global reach. The Company's management believes that recruiting qualified local distributors for the Company's products is crucial to success in selling our products in foreign countries. The Company's efforts today are focused primarily on five countries; Mainland China, Japan, India, Brazil and Mexico. Significant progress has been made in each of these countries within the last six months.

      With the advancement of technology worldwide, it is imperative that the Company stay "ahead of the curve" from a technological perspective. The Company is currently working on the next version of our flagship ELLIS product which will allow far greater cross platform possibilities as well as Internet deliverability.

      Cost Controls

      The Company's management is vigilant in keeping costs limited to a controlled level on a monthly basis. Because of the lengthy sales cycle typically associated with the Company's products, as well as the time it takes to establish reliable relationships and cash flow abroad, it is imperative that the Company maintain a strict budget. The Company's management is confident that costs are now contained to a point that ensures the Company's viability without impairing the Company's ability to expand and continue to design and develop top quality products.

      Product and Technology Upgrades

      The technology available to potential customers around the world is much more sophisticated and prevalent than in recent years. In order for us to remain competitive, our products must be compatible with new hardware and platforms that become available. In addition, we must continue to design and develop new and improved products, so that we are continually regarded as the
Company with the best products in the marketplace.   During 2001 and 2002, the
Company spent $1,038,546 and $1,031,178 respectively, on research and development. None of these costs were born directly by customers.


PRODUCT LINE

      ELLIS Academic Suite

         Intro: ELLIS Academic Intro teaches basic survival skills to beginning English language learners. With over 35 lessons and over 400 hours of instruction, Intro is the foundation for any ESL education program.

         Middle Mastery: ELLIS Academic Middle Mastery teaches basic communication skills to intermediate learners from middle school to higher education, as well as in business, adult literacy and vocational training programs.

         Senior Mastery: ELLIS Academic Senior Mastery teaches advanced learners and is a proven aid in TOEFL preparation.

         Placement: ELLIS Academic Placement estimates each learner's range of ESL proficiency then tests the learner within that range to yield fast and accurate results.

         Master Pronunciation: ELLIS Master Pronunciation is the solution for the auditory discrimination difficulties for students of English at all levels.

         Instructor Utilities: ELLIS Academic Instructor Utilities maintains test records and provides insight into student mastery of different critical language skills. It also tracks individual and group records to monitor and evaluate individual and group progress.

      ELLIS Kids

         Essentials: ELLIS Kids Essentials combines basic vocabulary development with beginning reading instruction to create an integrated learning environment for literacy skills generally taught without this essential context.

         Level One: ELLIS Kids Level One focuses on beginning English learners. Full-motion video stories introduce five integrated tutorials in vocabulary, listening, grammar, and communication skills.

         Level Two: ELLIS Kids Level Two focuses on intermediate learners and continue the instruction sequence of Level One.

         ELLIS Business: ELLIS Business focuses on specific business scenarios through real-life video segments. The following lessons are available.

         Airports & Transportation: This volume covers airport check-in, customs and immigration, exchanging money, and transportation arrangements.

         Hotels, Restaurants & Hospitality: This volume covers checking in and out of a hotel, interacting with a concierge and using hotel services, ordering meals and drinks, and making reservations.

         Office & Social Skills: This volume covers meeting your contact, making small talk, phone skills, placing an order, and making travel arrangements.

         Business Meetings: This volume covers talking with co-workers, discussing solutions/options, agreeing and disagreeing, planning and conducting meetings, and reporting trends and results.

         Contracts & Negotiations: This volume covers clarifying meaning, reaching consensus, term and termination, legal issues, and making and handling requests.

      ELLIS for Special Purposes

         British ELLIS: A British version of ELLIS Academic Intro and Middle Mastery was developed for the British Ministry of Education for its "LearnDirect" Adult Education ESL Initiative.

         Canadian ELLIS: A Canadian version of Intro, Middle Mastery and Senior Mastery was developed for Canada's federally funded ESL program and is used in more than 1,000 public high schools.

         Corporate ELLIS versions: ELLIS has customized products for special applications for several multinational corporations such as Motorola, Hewlett Packard, IBM, and Johnson & Johnson.

     ELLIS Native Language Support

         Native language assistance is one of the most powerful features of the ELLIS line of language training software. Two types of native language assistance, Native Language Guides (NLGs) and Native Language Helps (NLHs), are available consistently until the learner has reached a set level of fluency where he/she will no longer require this aid. As English language learners may need help in their native language during the early stages of learning for example, these features in the Academic Suite only apply in Intro and Middle Mastery. Learners at the Senior Mastery level are expected to learn entirely in the target language, disabling any native language help.

         NLGs provide audible and textual translations to words, phrases and text that appear as a part of the lesson. This feature allows the learner to feel comfortable and creates a personalized, friendly environment.

         NLHs provide audio and textual support whenever the learner becomes disoriented or seeks further navigational assistance. This feature allows the learner to feel confident and successful. This user-friendly environment allows the student to concentrate on what he/she is learning, not on how to use a computer.

         There are currently 42 NLGs and 44 NLHs available for ELLIS Academic Intro; 39 NLGs and 41 NLHs available for ELLIS Academic Middle Mastery; and 28 NLGs available for ELLIS Academic Master
         Pronunciation.

      Frank's English

         The Company is currently launching Frank's English, the Company's first product developed for individual consumer purchase. Frank's English will initially be sold at a MSRP of $199 for Frank's English I and $129 for Frank's English Pronunciation. The bundle will sell at a MSRP of $299.


THE MARKET OPPORTUNITY

      The current addressable market for the Company's products is estimated by management to be approximately $10 billion.

      United States

      According to the 2000 U.S. Census, approximately 44.9 million people over the age of 5 in the U.S. do not speak English as their first language and approximately 19.5 million people stated that they do not speak English "very well," up from 13.98 million in 1990 (a 39.5% increase). As the number of Limited English Proficient (LEP) people in the U.S. grows, ESL instruction tools are increasingly in demand. Federally funded ESL classes currently only teach about 5 million people while it is estimated that at least 25 million people in the U.S. are LEP. The U.S. 2002 Education Budget, signed by President Bush in January 2002, increases the funding for LEP K-12 education by 49% over 2001, to $665 million. The 2002 budget also increases federal funding for Adult Education Programs by 6.5% to $575 million. The Department of Education estimates that 38% of adult education funding, or $220 million in 2002, will be allocated to Adult LEP instruction.

      ELLIS management is optimistic that this increased level of funding will positively affect the demand for ESL products and services.

      International

      International demand for English language instruction is growing rapidly. English is the dominant language of international business, medicine, diplomacy, academics, and technology. With the trend toward globalization accelerating, the Company believes that demand for English instruction will increase at an even greater rate.


MARKETING, SALES AND DISTRIBUTION

      The Company is focused on developing innovative, best-in-class English language learning software. The Company has partnered with experienced resellers who have successfully marketed and sold ELLIS products within their respective geographical markets. The Company will continue to rely upon its resellers and partners to market and sell the ELLIS product line around the world.

      ELLIS is sold into three different markets: 1) institutional customers servicing LEP students; 2) private schools, language schools, test preparation schools and universities that sell English language instruction; and 3) companies that teach English to their employees.

      United States of America and Canada

      In the U.S. and Canada, the Company sells much of its product through resellers who work as independent contractors. As of December 31, 2002, the Company had eleven authorized resellers in the U.S. and Canada. These resellers have an average of ten years experience selling the ELLIS product line or other English training products.

      Major International Markets

      The Company plans to continue to focus its international sales efforts on the five markets that the Company's management believes provide the biggest opportunities for growth, China, India, Japan, Brazil, and Mexico.

      China: In December 2002, New Oriental Schools (NOS) successfully opened the first NOS/ELLIS center in Beijing. NOS and the Company are currently planning to open three additional NOS/ELLIS centers in China in 2003. Additional business development efforts in China have produced sales to the National Accounting Institute and other private schools.

      India: Business development efforts in India in 2002 led to the establishment of a relationship with NIIT, a large IT training company in India. NIIT will use the Company's products in several instructional courses it offers. While English is an official language in India, less than 5% of the population has adequate English language skills to function in the business world.

      Japan: Japan is by far the largest non-English speaking economy in the world. Efforts to find suitable distribution partners in Japan are well under way. The Company is in discussions with several potential partners about various channels and opportunities in the Japanese market.

      Brazil: Measured by revenue, Brazil continued to be our strongest international market in 2002. With the transition to a distributorship model nearly complete, our costs for serving this market will drop substantially. The Company has already achieved significant results with several major private school chains and other large clients in Brazil. Early indications are that purchase commitments to the Company from the Brazilian market for the 2004 school year should be strong.

      Mexico: The Mexican market continues to be promising for the Company. Based on recent activities, the Company's management expects ITESM and the Bi-National Centers to be significant customers for the next several years.

      Other International Markets

      Latin America (excluding Brazil and Mexico): The Company's management continues to be optimistic about our growth potential in Latin America. We have independent sales representatives in several Latin American countries that are well connected in their respective geographies. With relatively small investments in sales and marketing, the Company expects to continue to generate above average returns on investment.

      Malaysia: The distributor of the Company's products in Malaysia has several large pilot programs in progress, including one with the Malaysian Ministry of Education.

      Turkey: The Company's business partner in Turkey is participating in a World Bank program that could lead to substantial business in the near future.

      Great Britain: The Company's investment in an ELLIS product for Great Britain continues to yield positive returns; we expect the payoff from this investment to continue for the foreseeable future.


COMPETITION AND COMPETITIVE FACTORS AFFECTING OUR BUSINESS

      The ESL instruction market is a large, fragmented market that has attracted hundreds of different companies, with no real dominant player. The Company faces competition from companies that sell traditional classroom products and services, including, classroom instruction, books, audiotapes, etc., and from companies, like the Company, that sell computer software. There is growing momentum for using computers in place of or in conjunction with traditional classroom products and services and we expect that trend to continue, further benefiting the Company and other ESL software providers. However, the high cost of purchasing and maintaining computer systems coupled with the relatively high cost of ELLIS software will continue to disadvantage the Company and other software providers in their bid to displace or complement traditional classroom products and services.

      The market for ESL software includes both institutional customers and individual customers that study English on their own. The Company has traditionally targeted institutional customers such as schools and corporations that teach English to groups of students. While the Company's management believes that this market will continue to be the most attractive market for the Company's products, there are a number of competitors attempting to establish themselves within the individual consumer market by delivering relatively inexpensive offerings by CD-ROM and/or over the Internet. Although the Company has developed a lower priced consumer offering, Frank's English, the Company has little or no mindshare with the individual consumer interested in self-education.

      Competitors in the ESL market include, but are not limited to the following companies: English Discoveries, DynEd International, Fairfield Language Technologies (publisher of Rosetta Stone products), and Longman English Success.

      The Company's management continues to believe that the ELLIS product line is superior to traditional instruction methods and other ESL software; however, there are no assurances that one or more of its competitors will not develop and offer a comparable or superior product at more favorable terms than the Company.


RESEARCH & DEVELOPMENT

      The Company spent $1,031,178 on R&D in 2002, compared with $1,038,546 in 2001. Much of our substantial R&D investment in 2002 was focused on the development of ELLIS version 3.0, which will be available for sale in 2003. ELLIS version 3.0 will vastly improve the user's experience with updated content and a much easier installation process. In addition, ELLIS version
3.0 will enable Internet delivery, which will reduce our costs of supporting the product and will enhance our ability to compete in the consumer market.


INTELLECTUAL PROPERTY

      The Company has engaged counsel to evaluate the feasibility of seeking patent protection over certain aspects of the Company's technology.

      The Company has acquired trademark protection for the English Language Learning and Instruction System (ELLIS) name, and for both ELLIS Middle Mastery and ELLIS Senior Mastery products. It has acquired registered trademark protection for ELLIS Master Pronunciation, and is seeking trademarks for ELLIS Intro, ELLIS Placement, ELLIS Business, and ELLIS Kids.

      No ELLIS products use or depend on third-party intellectual property, which would limit our rights to the products, and the Company is not required to pay any license or other fees to third parties for the distribution of the Company's products. The Company does not anticipate incorporating any software or technologies that would diminish its proprietary position in the Company's products. All of our employees and contractors are required to sign appropriate confidentiality and non-disclosure agreements on commencement of employment, and are also required to assign all rights of ownership resulting from their work on the Company's products to the Company. No present or former staff has any property rights to the Company's products.


GOVERNMENT REGULATION

       The Company is not currently subject to direct regulation by any governmental agency, other than regulations applicable to businesses generally. However, it is possible that a number of laws and regulations may be adopted with respect to the Internet and e-commerce, covering issues such as user privacy, pricing and characteristics and quality of products and services. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business.


EMPLOYEES

      As of December 31, 2002, ELLIS had 30 employees, of which 25 were full-time, 2 were part-time, and 3 were working outside of the United States.


HISTORY

      English Language Learning and Instruction System, Inc., a Delaware corporation ("ELLIS"), was formed in January 1997 under the name Lone Oak, Inc. Lone Oak, Inc. is the successor-by-merger of B&E Securities Management, Inc., a Maryland corporation incorporated in January 1969. The merger with B&E Securities Management Company, Inc. was accomplished through a stock for stock transaction in which all the common shares of B&E were cancelled and Lone Oak, Inc. common shares were issued. The transaction was accounted for as a reverse merger (recapitalization).

      B&E Securities Management, Inc. was inactive from around 1971 until its merger with and into Lone Oak, Inc. in February 1997. Lone Oak, Inc. had no significant operations since its inception until July 1999. In April 1999, Lone Oak, Inc. sold its wholly-owned subsidiary, D&E Flight Simulators, Inc. for $5,000. D&E Flight Simulators, Inc. was a flight simulator equipment developer which was acquired by B&E Securities Management Company, Inc. on January 12, 1998. On July 27, 1999, Lone Oak, Inc. acquired all of the issued and outstanding shares of common stock of Politics.com, Inc., a Nevada corporation ("Politics.com-Nevada") (following which Lone Oak, Inc. changed its name to Politics.com, Inc.). The transaction was accounted for as a reverse acquisition, with Politics-Nevada being the acquirer and Lone Oak the acquired Company.

      Politics.com was a development stage Internet company intending to be a global Internet media company, offering a branded network of information, communication, entertainment, community, and commerce services with a common theme of politics.

      On January 31, 2001, a special meeting of the shareholders of Politics.com, Inc. was held in Tempe, Arizona. The shareholders of Politics.com, Inc. (i) approved the spin off of its ownership interest in New Politics.com, Inc., a Nevada corporation ("New Poco"), to Politics.com, Inc.'s shareholders of record as of January 5, 2001 (the "Spin Off"); (ii) approved a one for ten reverse split of its common stock (the "Reverse Split"); (iii) approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") between Politics.com, Inc. and Computer Assisted Learning and Instruction, Inc., a Utah corporation ("CALI"), whereby CALI was merged with and into Politics.com, Inc. and Politics.com, Inc. changed its name to English Language Learning and Instruction System, Inc. ("ELLIS") and the shareholders of CALI received 11,550,000 post Reverse Split shares of ELLIS; and (iv) elected Francis R. Otto, Timothy D. Otto, Kimber B. Jensen, and Janet M. Otto to the Board of Directors. At the time of the Reorganization, CALI had a total of five shareholders.


ITEM 2: DESCRIPTION OF PROPERTY

      The Company rented approximately 9,868 square feet of property at a total cost of $11,831 per month for its principal office located at 3520 North University Avenue, Suite 275, Provo, Utah 84064. This lease expired in January 2003. ELLIS now rents 7,502 square feet of property at a total cost of $10,940 per month for its principal office at 406 West 10600 South, Suite 610, Salt Lake City, Utah 84095. The Company's lease expires on January 31, 2008. The Company's management believes that the Company's properties are in good condition and will be adequate for the foreseeable future.


ITEM 3: LEGAL PROCEEDINGS

      ELLIS is not currently a party to any material legal proceedings.


ITEM 4: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      None.


                             PART II


ITEM 5: MARKET FOR COMMON EQUITY


MARKET INFORMATION

      The Company's common stock is quoted on the NASD's OTC Bulletin Board. The following table sets forth, for the periods indicated, the high and low closing prices for the Company's common stock, as reported on the OTC Bulletin Board. All closing prices reflect the one for ten reverse stock split that was effected on January 31, 2001.

      __________________________________________________________
                                          High             Low
      __________________________________________________________

      2001
      ----
      First Quarter                       $4.50            $1.30
      Second Quarter                      $4.00            $1.50
      Third Quarter                       $4.22            $2.50
      Fourth Quarter                      $3.00            $1.90
      ___________________________________________________________

      2002
      ----
      First Quarter                       $2.00            $1.01
      Second Quarter                      $2.05            $1.01
      Third Quarter                       $1.80            $0.31
      Fourth Quarter                      $0.50            $0.16
      ___________________________________________________________
      2003
      ----
      First Quarter
      (through March 21, 2003             $0.35            $0.17
      ___________________________________________________________


      HOLDERS. As of March 21, 2003, there were two holders of record of the Company's Series A Convertible Preferred Stock and two holders of record of the Company's Series B Convertible Preferred Stock (collectively, the "Preferred Stock").

      DIVIDENDS. The Company has never declared or paid any dividends on its common stock and does not intend to pay any dividends in the foreseeable future. The Company's management anticipates that it will retain any earnings to finance the growth and development of its business and for general corporate purposes.

      VOTING. The Preferred Stock votes together with the common stock and not as a separate class, with each share of Preferred Stock having a number of votes equal to the number of shares of common stock issuable upon conversion into common stock (a one for one basis). Notwithstanding the foregoing, the Preferred Stock is entitled to vote as a separate class in the election of one member of the Company's Board of Directors.

      CONVERSION. Each share of the Company's Series A Convertible Preferred Stock is convertible at any time at the option of the holder into one share of common stock, subject to adjustment for any stock splits, stock dividends and other pro rata issuances of the Company's securities. In addition, the conversion ratio shall be adjusted in the event that the Company issues any securities at a price below $3.00 per share, as adjusted for stock splits.

      Each share of the Company's Series B Convertible Preferred Stock is convertible at any time at the option of the holder into one share of common stock, subject to adjustment for any stock splits, stock dividends and other pro rata issuances of the Company's securities. In addition, the conversion ratio shall be adjusted in the event that the Company issues any securities at a price below $1.75 per share, as adjusted for stock splits.

      At any time on or after September 20, 2002, the Company may force the Preferred Stock to convert into shares of common stock in the event that the Company has an appropriate registration statement covering the Preferred Stock on file with the Securities and Exchange Commission, and either the Company's common stock has traded at an average of more than $8.00 per share for the preceding 45 trading days or the Company has completed a public underwriting with proceeds of more than $15,000,000 to the Company.

      LIQUIDATION. Upon a liquidation, dissolution, winding-up, merger or consolidation of the Company or a sale of all or substantially all of the Company's assets, the Preferred Stock shall, at their sole discretion, receive prior and in preference to the holders of common stock and any other equity securities of the Company at an amount equal to the purchase price paid for the shares of Preferred Stock plus all accrued and unpaid dividends.

      REGISTRATION RIGHTS. Certain of the Company's shareholders have registration rights relating to their shares. These agreements are described below.

      Any holder or group of holders receiving their shares from either Camden Partners Strategic Fund II-A, L.P. or Camden Partners Strategic Fund II-B, L.P. (collectively "Camden"), may, at any time after September 20, 2002, request registration of their shares by the Company, provided that such holder or group represents at least 25% of the securities purchased by Camden from the Company.

      The Company also agreed to cause a "shelf" registration to become effective on or before March 20, 2002 covering the shares purchased by Camden from the Company. The Company has not yet fulfilled this obligation.

       In addition, holders of Preferred Stock have the right to (a) two demand registrations with minimum gross proceeds of $2,000,000 each; (b) unlimited registrations on Form S-3 with minimum gross proceeds of $500,000 (limited to one per six month period); and (c) unlimited "piggy-back" registration rights (subject to certain limitations at the discretion of the Company's underwriters).


RECENT SALES OF UNREGISTERED SECURITIES

      The following sales of unregistered securities have been restated to give effect to the one for ten reverse stock split effective on January 31, 2001.

      In March 2000, the Company sold 50,000 shares of common stock for an aggregate purchase price of $500,000. Warrants to purchase 70,000 shares of common stock at a price of $10.00 per share were attached to the shares sold in this offering. Such warrants were subsequently cancelled by the Company. The shares issued in connection with this private placement were issued in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act.

      In June 2000, the Company issued 20,000 shares of common stock to certain investors who had previously purchased shares of the Company's common stock in private placements and were entitled by the terms of such private placement to receive stock in the event that the Company did not have a registration statement declared effective by the Securities and Exchange Commission by June 2000.

      In October 2000, the Company issued 10,000 shares of common stock as consideration for the voiding of a transaction to Medinex Systems, Inc. These shares were valued at $410,501. This issuance was effected without registration under the Securities Act, in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act. This issuance was effected without registration under the Securities Act, in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act.

      In December 2000, 95,096 shares of common stock were issued to certain officers and directors of the Company in exchange for the forgiveness of $95,096 of indebtedness. This issuance was effected without registration under the Securities Act, in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act.

      In February 2001, 503,775 shares of common stock were issued in connection with a private placement. Each share of common stock purchased in this private placement was accompanied with a warrant to purchase one share of the Company's common stock at a purchase price of $4.00 per share at any time until February 1, 2003. All of these warrants expired without being exercised. The shares issued in connection with the private placement were issued without registration under the Securities Act in reliance upon the exemption from registration contained in Rule 506 of Regulation D of the Securities Act.

      In March 2001, the Company issued an aggregate of 750,000 shares of the Company's common stock to Carriage House Capital as fees for assistance with the Reorganization and the offering of Units. This issuance was effected without registration under the Securities Act, in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act.

      In June 2001, the Company issued an aggregate of 281,428 shares of the Company's common stock and warrants to purchase 500,000 shares of the Company's common stock at an exercise price of $1.00 per share to Carriage House Capital as additional fees for services rendered on behalf of the Company. These issuances were effected without registration under the Securities Act, in reliance upon the exemption from registration contained in
Section 4(2) of the Securities Act.

      In June 2001, the Company issued an aggregate of 202,500 shares of the Company's common stock at a price of $2.00 per share, raising net proceeds of $352,350. The shares issued in connection with the private placement were issued without registration under the Securities Act, in reliance upon the exemption from registration contained in Rule 506 of Regulation D of the Securities Act.

      In September 2001, the Company issued an aggregate of 585,000 shares of the Company's common stock at a price of $2.00 per share, and 1,000,000 shares of Series A Convertible Preferred Stock at a price of $3.00 per share, raising aggregate net proceeds of $3,771,000. These issuances were effected without registration under the Securities Act, in reliance upon the exemption from registration contained in Rule 506 of Regulation D of the Securities Act.

      On May 17, 2002, the Company sold 285,714 shares of Series B Preferred Stock for $500,000. In addition, the Company exchanged 250,000 outstanding shares of Series A Preferred Stock for 428,571 shares of Series B Preferred Stock. The 250,000 shares of Series A Preferred Stock were then cancelled.

      To the extent that the foregoing transactions constituted "sales" within the meaning of the Securities Act, except as otherwise noted, the securities issued in such transactions were not registered under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2) thereof, relating to sales by an issuer not involving any public offering. Each of the foregoing transactions, to the extent constituting "sales" within the meaning of the Securities Act, were exempt under the applicable exemption based on the following facts: to the Company's knowledge, there was no general solicitation; there were a limited number of purchasers; the purchasers were provided with or had access to information about the Company; either (i) the purchasers or their respective representatives were sophisticated about business and financial matters; or (ii) the purchasers were "accredited investors" within the meaning of Rule 501 under the Securities Act; and the Company took reasonable steps to assure that the purchasers were not underwriters within the meaning of Section 2(11) under the Securities Act.


ITEM 6: MANAGEMENT'S DISCUSSION AND ANALYSIS

      The following discussion and analysis of the Company's and the predecessor of the Company's financial condition as of December 31, 2002 and the Company's and the predecessor of the Company's results of operations for the three and twelve month periods ended December 31, 2002 and December 31, 2001 should be read in conjunction with the Company's financial statements and notes thereto included elsewhere in this Form 10-KSB. All information contained in this Item 6 reflects only the Company's continuing operations.

Results of Operations

      Revenues. Total revenues for the three month period ended December 31, 2002 were $1,455,512 compared to $950,455 for the three month period ended December 31, 2001. The increase is attributable to the Company refocusing on its core market in the domestic United States and improving international results.

      Revenues for the twelve month period ended December 31, 2002 were $6,606,174 compared to $7,305,408 for the twelve month period ended December 31, 2001. The decrease is the result of lower than expected sales in the first and third quarters, and a downward revision of revenue that was booked in the second quarter.

      Cost of Goods. Cost of Goods Sold (COGS) for the three month period ended December 31, 2002 were $641,736, compared to $290,117 for the three month period ended December 31, 2001. The reason for the significant increase in COGS is due primarily to increased dealer discounts associated with an increase in revenues and an increase in product costs associated with improved international revenues.

      COGS for the twelve month period ended December 31, 2002 were $2,584,425 compared to $2,652,810 in 2001. The slight decrease in 2002 is consistent with the decrease in revenues.

      General and Administrative Expenses: General and administrative expenses for the three month period ended December 31, 2002 were $1,098,600, compared to $1,974,932 for the three month period ended December 31, 2001. The lower level of general and administrative expenses in the three month period ended December 31, 2002 is due to a major corporate restructuring that occurred in August of 2002, which resulted in a significantly reduced number of employees and other expenses.

      General and administrative expenses for the twelve month period ended December 31, 2002 were $6,758,405, compared to $5,675,775 for the twelve month period ended December 31, 2001. The reason for the increase in 2002 is twofold: 1) a dramatic increase in personnel that occurred during the first six months of 2002, and; 2) a one-time charge related to the major corporate restructuring that occurred in August of 2002.

      Depreciation and Amortization. Depreciation and amortization costs for the three month period ended December 31, 2002 were $27,538 compared to $25,707 for the three month period ended December 31, 2001.

      Depreciation and amortization costs for the twelve month period ended December 31, 2002 were $122,461, compared to $84,242 for the twelve month period ended December 31, 2001. The increase is largely due to the computer and office equipment purchased for the additional personnel.

      Liquidity and Capital Resources

      Since August 2002, the Company has funded its cash requirements primarily through cash flows from its operating activities. Management believes that the Company will continue to generate sufficient cash from operations to meet its cash requirements. The Company presently has approximately $358,000 in cash as well as $525,000 in receivables. With the present cash on hand and receivables, the Company does not intend to seek further outside funding at this time. If collections from customers and resellers do not occur within less than sixty days, the Company will need to take other measures to ensure proper funding for its operations.

      The Company is currently incurring cash expenses in the amount of approximately $260,000 per month, of which fixed costs account for approximately $250,000. The Company anticipates capital expenditures will be negligible for the current fiscal year.

      Foreign Exchange Risk

      The Company has and will continue to do business in markets outside of the United States and is exposed to fluctuations in the foreign currencies of the countries in which we do business.


ITEM 7.  FINANCIAL STATEMENTS.

      The following financial statements are included herein:

      The Company's audited financial statements as of December 31, 2002 and
      2001

      Balance sheets as of December 31, 2002 and 2001

      Statements of income for the years ended December 31, 2002 and 2001

      Statements of stockholders' equity for the years ended December 31, 2002 and 2001

      Statements of cash flows for the years ended December 31, 2002 and 2001

      Notes to financial statements



              CONSOLIDATED FINANCIAL INFORMATION OF
                  ENGLISH LANGUAGE LEARNING AND
                   INSTRUCTION SYSTEM, INC. AND
                            SUBSIDIARY

                    December 31, 2002 and 2001

TABLE OF CONTENTS
                                                                        Page
------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT                                             1

CONSOLIDATED FINANCIAL STATEMENTS:

  Balance Sheets                                                         2

  Statements of Income                                                   4

  Statements of Stockholders' Equity                                     5

  Statements of Cash Flows                                               6

  Notes to Financial Statements                                          7

                      SQUIRE & COMPANY, P.C.
       Certified Public Accountants & Business Consultants
                       1329 South 800 East
                      Orem, Utah 84097-7700
                (801) 225-6900 Fax (801) 226-7739



                   INDEPENDENT AUDITOR'S REPORT



The Board of Directors
English Language Learning and Instruction System, Inc. and Subsidiary

We have audited the accompanying balance sheets of English Language Learning and Instruction System, Inc. and Subsidiary (the Company) as of December 31, 2002 and 2001, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of English Language Learning and Instruction System, Inc. and Subsidiary as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




/s/ Squire & Company

March 20, 2003
Orem, Utah

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
BALANCE SHEETS
December 31, 2002 and 2001
                                                         2002         2001
------------------------------------------------------------------------------

ASSETS

Current Assets:
  Cash                                             $    628,004  $          -
  Accounts receivable - net of allowance                587,086       863,461
  Income taxes receivable                                39,952       337,045
  Employee receivable                                     3,211             -
  Inventories                                            64,279        59,651
  Marketable securities                                       -     2,203,740
  Prepaid expenses                                      190,975       270,445
  Current portion of notes receivable                         -       175,054
  Deferred tax assets                                         -       710,042
                                                   ------------- -------------

     Total current assets                             1,513,507     4,619,438

Fixed Assets:
  Property and equipment                                532,721       522,267
  Accumulated depreciation                             (244,391)     (160,708)
                                                   ------------- -------------

    Net fixed assets                                    288,330       361,559

Other Assets:
  Notes receivable, less current portion                350,000       810,413
  Deferred tax asset                                  1,039,820             -
  Other assets                                          230,891        18,622
                                                   ------------- -------------

    Total other assets                                1,620,711       829,035
                                                   ------------- -------------

      Total assets                                 $  3,422,548  $  5,810,032
                                                   ============= =============












The accompanying notes are an integral part of these statements.

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
BALANCE SHEETS (CONTINUED)
December 31, 2002 and 2001
                                                         2002        2001
------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit                                   $          -  $    130,901
  Accounts payable                                      180,151       217,399
  Accrued liabilities                                   165,240       268,472
                                                   ------------- -------------

    Total current liabilities                           345,391       616,772

Deferred Tax Liability                                   20,876        21,094
                                                   ------------- -------------

    Total liabilities                                   366,267       637,866

Stockholders' Equity:
  Series A preferred stock, $0.00001 par value,
    10,000,000 shares authorized, 750,000
    issued and outstanding                                    8            10
  Series B preferred stock, $0.00001 par value,
    10,000,000 shares authorized, 714,285
    issued and outstanding                                    7             -
  Common stock, $0.00001 par value, 50,000,000
    shares authorized, 15,181,056 shares
    issued and outstanding                                  152           148
  Additional paid-in capital                          6,930,571     6,436,586
  Other cumulative comprehensive loss                  (208,758)            -
  Retained deficit                                   (3,665,699)   (1,264,578)
                                                   ------------- -------------

    Total stockholders' equity                        3,056,281     5,172,166
                                                   ------------- -------------

    Total liabilities and stockholders' equity     $  3,422,548  $  5,810,032
                                                   ============= =============

















The accompanying notes are an integral part of these statements.

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
STATEMENTS OF INCOME
Years Ended December 31, 2002 and 2001
                                                        2002           2001
------------------------------------------------------------------------------

Software Sales                                     $  6,155,286  $  7,167,211
Non-Software Sales                                      450,888       138,197
                                                   ------------- -------------
    Total sales                                       6,606,174     7,305,408

Cost of Goods Sold:
  Product                                               179,972        52,639
  Dealer Commissions                                  2,347,573     2,486,262
  Sales Commissions                                      56,880       113,909
                                                   ------------- -------------
    Total cost of goods sold                          2,584,425     2,652,810
                                                   ------------- -------------

Gross Profit                                          4,021,749     4,652,598

Operating Expenses:
  Selling expenses                                    1,611,373       979,328
  Marketing expenses                                    529,967       832,274
  Development expenses                                1,031,178     1,038,546
  Support services                                      809,979       766,858
  General and administrative                          2,775,907     2,059,769
                                                   ------------- -------------
    Total operating expenses                          6,758,404     5,676,775
                                                   ------------- -------------

Operating Loss                                       (2,736,655)   (1,024,177)

Other Income (Expense):
  Nonrecurring consulting expenses                            -      (714,006)
  Nonrecurring organizational expenses                        -    (1,000,728)
  Interest income                                        15,619        21,910
  Loss on sale of fixed assets                           (7,900)      (30,110)
  Interest expense                                       (2,181)      (25,552)
                                                   ------------- -------------
    Total other income (expense)                          5,538    (1,748,486)
                                                   ------------- -------------

Loss Before Income Taxes                             (2,731,117)   (2,772,663)

Provision for Income Tax:
  Current                                                     -      (342,863)
  Deferred                                             (329,996)     (694,662)
                                                   ------------- -------------
    Total income tax expense (benefit)                 (329,996)   (1,037,525)
                                                   ------------- -------------

Net Loss                                           $ (2,401,121) $ (1,735,138)
                                                   ============= =============

Loss Per Share - Basic                             $      (0.16) $      (0.13)
                                                   ============= =============

Loss Per Share - Fully Diluted                     $      (0.16) $      (0.12)
                                                   ============= =============
Weighted Average Shares Outstanding:
  Basic                                             14,888,323     13,786,323
  Fully Diluted                                     15,153,114     14,233,217





The accompanying notes are an integral part of these statements.


ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2002 and 2001
--------------------------------------------------------------------------------------------------------------------------

                                                                                         Other
                  Series A         Series B                                           Cumulative
               Preferred Stock  Preferred Stock        Common Stock        Additional   Compre-    Retained
             ----------------- ------------------ -----------------------   Paid-in     hensive    Earnings
               Shares  Amount    Shares   Amount      Shares     Amount     Capital      Loss      (Deficit)    Total
             --------- ------- --------- -------- ------------ ---------- ------------ --------- ------------ ------------
Balance at
January 1,
2001                -  $    -         -  $     -   11,253,500  $ 462,451   $        -  $      -  $   470,560  $   933,011

Stock issued
for consulting
services            -       -         -        -    1,031,428         10      600,718         -            -      600,728

Organization
expense from
stock exchange      -       -         -        -    1,210,180         12      713,994         -            -      714,006

Stock issued
in reverse
merger              -       -         -        -            -   (462,338)     462,338         -            -            -

Stock
issued       1,000,000     10         -        -    1,311,275         13    4,659,536         -            -    4,659,559

Comprehensive
Net Income
Calculation:
  Net Loss           -      -         -        -            -          -            -         -   (1,735,138)  (1,735,138)
             --------- ------- --------- -------- ------------ ---------- ------------ --------- ------------ ------------
Balance at
December 31,
2001         1,000,000     10         -        -   14,806,383        148    6,436,586         -   (1,264,578)   5,172,166

Stock
issued               -      -   285,714        3           -           -      492,866         -            -      492,869

Stock
exchanged     (250,000)    (2)  428,571        4           -           -           (2)        -            -            -

Stock
options
exercised            -      -         -        -        1,125          -        1,125         -            -        1,125

Stock issued
at no value
(see Note 16)        -      -         -        -      373,548          4           (4)        -            -            -

Comprehensive
Net Income
Calculation:
 Net Loss            -      -         -        -           -           -            -         -   (2,401,121)  (2,401,121)
 Other
 Comprehensive
 Loss:
 Foreign
 currency
 translation
 adjustments         -      -         -        -           -           -            -  (208,758)           -     (208,758)
             --------- ------- --------- -------- ------------ ---------- ------------ --------- ------------ ------------
Balance at
December 31,
2002           750,000 $    8   714,285  $     7   15,181,056  $     152  $ 6,930,571 $(208,758) $(3,665,699) $ 3,056,281
             ========= ======= ========= ======== ============ ========== =========== ========== ============ ===========







The accompanying notes are an integral part of these statements.

                                        -5-

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002 and 2001
                                                                        2002             2001
------------------------------------------------------------------------------------------------

Cash Flows from Operating Activities:
  Net loss                                                           $ (2,401,121) $ (1,735,138)
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation                                                         122,461        84,242
     Deferred taxes                                                      (329,996)     (694,662)
     Noncash wages                                                         47,813        24,000
     Nonrecurring consulting and organizational expenses                        -     1,314,734
     Bad debt allowance                                                   183,307        60,000
     Loss on sale of fixed assets                                           7,900        30,110
     (Increase) decrease in operating assets:
       Accounts receivable                                                 93,069      (548,928)
       Income taxes receivable                                            297,093      (337,045)
       Employee receivable                                                 (3,211)        4,046
       Inventories                                                         (4,628)      (14,173)
       Prepaid expenses                                                    79,469      (176,536)
       Other assets                                                          (500)       15,422
     Increase (decrease) in operating liabilities:
       Accounts payable                                                   (37,249)       (2,358)
       Accrued liabilities                                               (103,230)      183,037
       Income taxes payable                                                     -      (343,966)
                                                                     ------------- -------------
            Total adjustments                                             352,298      (402,077)
                                                                     ------------- -------------
     Net cash used by operating activities                             (2,048,823)   (2,137,215)

Cash Flows from Investing Activities:
  Proceeds from sale of marketable securities                           2,203,740       496,260
  Proceeds from sale of fixed assets                                       28,144        62,500
  Purchase of marketable securities                                             -    (2,700,000)
  Purchase of equipment                                                   (77,385)     (179,025)
  Loan to distributor                                                     159,235      (320,349)
                                                                     ------------- -------------
     Net cash provided (used) by investing activities                   2,313,734    (2,640,614)

Cash Flows from Financing Activities:
  Change in line of credit                                               (130,901)      130,901
  Proceeds from issuance of preferred stock                               500,000     3,000,000
  Proceeds from issuances of common stock                                   1,125     2,106,589
  Stock issuance costs incurred                                            (7,131)     (471,027)
                                                                     ------------- -------------

     Net cash provided by financing activities                            363,093     4,766,463
                                                                     ------------- -------------

Net Change in Cash                                                        628,004       (11,366)

Cash at Beginning of Year                                                       -        11,366
                                                                     ------------- -------------

Cash at End of Year                                                  $    628,004  $          -
                                                                     ============= =============







The accompanying notes are an integral part of these statements.

                                   -6-


ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Note 1.  Summary of Significant Accounting Policies
         ------------------------------------------

This summary of significant accounting policies of English Language Learning and Instruction System, Inc. and Subsidiary (the Company) is presented to assist in understanding the Company's financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of these financial statements. In the opinion of management, these financial statements include all adjustments which are necessary for the fair presentation of the results for the periods presented.

Organization and Business Description - Computer Assisted Learning Instruction, Inc. (CALI) was incorporated in the state of Utah on January 1, 1994. On December 15, 2000, CALI entered into an Agreement and Plan of Reorganization (Reorganization Agreement). This Reorganization Agreement was executed on January 31, 2001 and was accounted for as a reverse merger with Politics.com, Inc., a Delaware corporation incorporated in January 1997. All of the outstanding common stock of CALI was exchanged for 11,550,000 shares of common stock of Politics.com, Inc (POCO). The transaction, accounted for as a reverse merger acquisition, resulted in the recapitalization of CALI; inasmuch, as it was deemed to be the acquiring entity for accounting purposes. Politics.com, Inc. then changed its name to English Language Learning and Instruction System, Inc. (ELLIS).

ELLIS is engaged in the development, marketing, and support of English language training software. The Company's customers consist primarily of retail distributors located in North America, South America, Europe, and Asia.

Revenue Recognition - The Company records revenue at the price the software is sold to the customer. Distributors are then paid a commission for each sale. Technical support and installation costs are included in the cost of the software and are usually provided by the distributors. These costs are minimal and do not represent a significant portion of the sales price.

Principles of Consolidation - The consolidated financial statements include the accounts of ELLIS and its wholly-owned subsidiary, ELLIS do Brasil, Ltda. (See Note 7). All material intercompany transactions have been eliminated.

Cash and Cash Equivalents - The Company considers demand deposits at banks and money market funds at other financial institutions with an original maturity of three months or less to be cash equivalents.

Reclassifications - Certain amounts in the 2001 financial statements have been reclassified to conform to the 2002 financial statement presentation.

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Note 1.  Summary of Significant Accounting Policies (continued)
         ------------------------------------------------------

Inventories - Inventories consisting primarily of product packaging, documentation, and media, are stated at the lower of cost or market. Inventory cost is determined using the first-in, first-out method.

Other Assets - Other assets consist of prepaid rents, deposits, and intangible assets.

Equity Transactions - During 2002, the Company issued 285,714 shares of Series B preferred stock for $500,000 (less stock issuance costs of $7,131), exchanged 250,000 outstanding shares of Series A preferred stock for 428,571 shares of Series B preferred stock, and had 1,125 stock options exercised at a share price of $1. The 250,000 Series A preferred stock exchanged for Series B preferred stock were cancelled. See Note 16 for details on the issuance of 373,548 shares of common stock for no consideration.

During 2001, the Company issued 1,311,275 shares of common stock at prices ranging from $1.00 to $2.00 per share and 1,000,000 shares of preferred stock at $3.00 per share.

Research and Development Costs - Research and development expenditures, consisting primarily of software development costs incurred prior to achieving technological feasibility are charged to operations as incurred. After technological feasibility is established any additional software development costs would be capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Capitalization of Software Development Costs. Under the Company's software development process, technological feasibility is established upon completion of a working model. The Company to date has not capitalized any software development costs due to the immateriality of such costs.

Advertising - The Company expenses the costs of advertising when the advertising takes place. At December 31, 2001, the Company had prepaid for an advertising campaign performed in January 2002. This amount ($87,239) is included in Prepaid Expenses on the balance sheet at December 31, 2001, and was expensed during 2002.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Actual amounts could differ from those estimates.

Loss per Share - The computation of basic earnings per share is based on the weighted average number of common shares outstanding during each period.

The computation of fully-diluted earnings per share is based on the weighted average number of common shares outstanding during the year plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the year.

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Note 1.  Summary of Significant Accounting Policies (continued)
         ------------------------------------------------------

Stock Based Compensation - The Company adopted the disclosure only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for stock options granted to employees. Had compensation expense for the Company's stock options been determined based on the fair value at the grant date consistent with the provision of SFAS No. 123, the Company's results of operations would have been reduced to the pro forma amounts indicated below:

                                                    2002          2001
                                               ------------- -------------
      Net loss, as reported                    $ (2,401,121) $ (1,735,138)

      Total stock-based employee compensation
       expense determined by fair value-based
       method of awards                             (21,799)      (44,393)
                                               ------------- -------------

      Net income, pro forma                    $ (2,422,920) $ (1,779,531)
                                               ============= =============

      Basic loss per share, as reported        $      (0.16) $      (0.13)
      Basic loss per share, pro forma          $      (0.16) $      (0.13)


The pro forma effect on net income may not be representative of the pro forma effect on net income for future years due to among other things: (i) the vesting period of future stock options and the (ii) fair value of additional stock options in future years.

The fair value of the options granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:




       Expected dividend yield                            -           -
       Expected stock price volatility                   90%         90%
       Risk-free interest rate                         5.00%       6.11%
       Expected life of options                      7 years     7 years

The weighted average fair value of options granted during the year ended December 31, 2002 and 2001 was $0.18 and $1.14, respectively.

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------


Note 2. Fixed Assets
        ------------

Property and equipment are stated at cost. Property and equipment are depreciated using the straight-line method for financial reporting purposes. Asset lives vary from three to ten years based on the estimated useful life of the assets.

Major classifications of property and equipment for December 31, 2002 and 2001 are as follows:

                                                     2002         2001
                                                 ------------- ------------

   Computer software           3 year life       $     26,401  $    16,437
   Computer hardware           3-5 year life          245,914      190,847
   Phone equipment             5 year life             33,422       33,422
   Leasehold improvements      5 year life              8,051        6,563
   Furniture and fixtures      5-10 year life         210,933      216,073
   Vehicles and boats          10 year life             8,000       58,925
                                                 ------------- ------------

                                                      532,721      522,267
   Accumulated depreciation and amortization         (244,391)    (160,708)
                                                 ------------- ------------

                                                 $    288,330  $   361,559
                                                 ============= ============

Maintenance, repairs, and renewals which neither materially add to the value of the equipment nor appreciably prolong its life are charged to expense as incurred. Gains and losses on dispositions are included in net income.


Note 3.  Foreign Currency Transactions and Translation
         ---------------------------------------------

During 2000, the Company established relations with a company in Brazil, CALI Brasil, Ltda. (CALI Brasil). The Company's agreement with CALI Brasil allows it to record revenue at the price the software was sold to the customer. The Company then pays a commission for each sale to CALI Brasil.

CALI Brasil's sales translated from Brazilian reals (the functional currency) to US dollars (the reporting currency) for the year ending December 31, 2001 was $145,645. The Company reports the accounts receivable and commissions payable to CALI Brasil, Ltda. using the exchange rate at the date of the balance sheet. The Company reports the sales and commissions of CALI Brasil, Ltda. using a weighted-average exchange rate over the period of the income statement. Gains or losses on translating the functional currency to the reporting currency are reported as a component of operating expenses.

During 2002, the Company acquired CALI Brasil (See Note 7). The Company reports the assets, liabilities, and equity of this subsidiary using the exchange rate at the date of the balance sheet. The Company reports the income and expenses of this subsidiary using a weighted-average exchange rate over the period of the statement of income.

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Note 3.  Foreign Currency Transactions and Translation (continued)
         ---------------------------------------------------------

Gains or losses on translating the functional currency to the reporting currency are reported as a component of other cumulative comprehensive income.

No other transactions for the years ending December 31, 2002 and 2001 involved a currency other than U.S. dollars.

Note 4.  Notes Receivable
         ---------------

During 2001, the Company converted $665,118 in accounts receivable from a distributor to a note. This note bears interest at 7 percent, requires monthly payments of $17,901, is due May 2005, and is unsecured. The balance at December 31, 2001 was $647,217. The current portion of this note is $175,054. The Company renegotiated this note in 2002. The Company reduced the amount owed from $613,786 to $350,000. The note bears interest at 10 percent and is due December 31, 2006. Payments are due with each product sale generated by the distributor equal to 15 percent of the sales price. No portion is presented as current since the amounts of sales in the next year are unknown.

During 2001, the Company loaned CALI Brasil, Ltda. $338,250. This note bears interest at 12 percent, is due in full with interest December 2004, and is unsecured. The Company purchased the remaining stock of CALI Brasil, Ltda. during 2002 (See Note 7). The note has been eliminated upon consolidation.

Note 5.  Marketable Securities
         ---------------------

The Company held marketable debt securities recorded at an aggregate fair market value of $0 and $2,203,740 at December 31, 2002 and 2001, respectively. These securities are classified as available-for-sale. The Company had no unrealized gains or losses from these securities.

Note 6.  Line of Credit
         --------------

The Company had established a line of credit from a bank. This line of credit has a limit of $250,000 and bears interest at a variable rate. The line was due March 20, 2002. At December 31, 2001, the balance outstanding on this line was $130,901. The Company repaid this line of credit in 2002 and closed the line of credit upon repayment.

Note 7.  Brazilian Acquisition
         ---------------------

On January 24, 2002, the Company acquired 69,999 of the outstanding shares (99.99 percent) of CALI Brasil, Ltda., a Brazilian corporation, ("CALI Brasil") for $1,000. According to the terms of this transaction, CALI Brasil changed its name to ELLIS do Brasil, Ltda. CALI Brasil's primary function had been to distribute ELLIS software throughout Brazil. In December 2001, CALI Brasil acquired three English language schools, two in Salvador, Brazil that operate under the name "Forever" and a third in Curitiba, Brazil operating under the name "Liberty". CALI Brasil also acquired the

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Note 7.  Brazilian Acquisition (continued)
         ---------------------------------

Michigan Language Training School Franchise system that has 14 individual schools operating under the "Michigan" name.

The Company now owns 100 percent of the outstanding shares of CALI Brasil and consolidates its assets, liabilities, and results of operations.

Had the CALI Brasil purchase taken place on January 1, 2001, the pro forma operating results of the Company would not differ from those reported on the Statement of Income. This is due to the fact that CALI Brasil's sales were recorded as revenue of the Company and the commissions paid to CALI Brasil would simply be reclassified from "Dealer Commissions" to the various operating expenses.

Note 8.  Income Taxes
         ------------

The provision for income taxes is based on income and expense reported in the financial statements, which differs from that reported for income tax purposes. Accordingly, deferred income taxes are provided in recognition of such differences. Temporary differences include vacation accrual, excess tax depreciation, and net operating loss carryforwards.

Income tax liabilities, expense, and deferred taxes are computed by following the procedures outlined in Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes". The applicable federal and state tax rates in effect at December 31, 2002 and 2001 were used in calculating the income tax liabilities, expense, and deferred taxes. Income tax expense for the years ended December 31, 2002 and 2001 is computed as follows:




                                                   2002          2001
                                               ------------ ------------
   Current:
    Federal income tax expense (benefit)       $         -  $  (295,165)
    State income tax expense (benefit)                   -      (47,698)
   Deferred income tax expense (benefit)          (329,996)    (694,662)
                                               ------------ ------------
    Income tax expense (benefit)               $  (329,996) $(1,037,525)
                                               ============ ============

The income tax provision reconciled to the tax computed at the federal statutory rate of 34% is as follows at December 31:

   Income taxes at the statutory rate          $  (928,580) $  (942,705)
   State income taxes, net of federal benefit      (87,396)     (91,497)
   Valuation allowance on NOL carryforward         743,647            -
   Other                                           (57,667)      (3,323)
                                               ------------ ------------
     Total income tax provision                $  (329,996) $(1,037,525)
                                               ============ ============

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Note 8.  Income Taxes (Continued)
         ------------------------


Deferred tax assets and liabilities consist of the following:


   Deferred tax assets:
    Allowance for doubtful accounts            $    92,618   $   24,245
    Net operating loss carryforward              1,676,147      657,441
    Vacation accrual                                14,703       28,356
    Valuation allowance                           (743,647)           -
                                               ------------ ------------
     Total deferred tax assets                   1,039,821      710,042

   Deferred tax liabilities:
    Excess tax depreciation                        (20,876)     (21,094)
                                               ------------ ------------
     Net deferred tax assets (liabilities)     $ 1,018,945  $   688,948
                                               ============ ============

The income tax provision reconciled to the Balance Sheet accounts is as follows at December 31:

                                                    2001       2000
                                               ------------ ------------
   Tax payments made (refunds received):
     Federal                                   $  (290,966) $   296,268
     State                                          (6,127)      47,698
                                               ------------ ------------
   Total tax payments                             (297,093)     343,966

   Current income tax (expense) benefit                  -      337,045
   Prior year income taxes payable                 337,045     (343,966)
                                               ------------ ------------
   Income taxes payable                                  -            -
                                               ------------ ------------
   Income taxes receivable                     $    39,952  $   337,045
                                               ============ ============


The Company has net operating loss (NOL) carryforwards of $4,493,693 (including $506,626 of losses from its Brazilian subsidiary) and $1,762,576 at December 31, 2002 and 2001, respectively. The NOL carryforwards can be applied against taxable income in future years and begin to expire in 2016. A valuation allowance for the deferred tax asset caused by NOL carryforwards has been made of $743,647 and $0 for the years ended December 31, 2002 and 2001, respectively. NOL carryforwards of $2,500,000 is the amount the Company believes is more likely than not to be realized in future years. As a result, a valuation allowance has been made for all NOL carryforwards exceeding $2,500,000.

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Note 9.  Concentrations
         --------------

The Company is engaged in a single business segment, the development and marketing of language training software. The computer software industry is highly competitive and rapidly changing. Significant technological changes in the industry or customer requirements or the emergence of competitive products with new capabilities or technologies, could adversely affect operating results.

The Company sells its products primarily through distributors and resellers. Sales through the two largest distributors of the Company accounted for approximately 32 and 39 percent of the Company's net revenues for December 31, 2002 and 2001, respectively.

The Company believes that no single end-user customer accounted for more than five percent of the Company's sales in 2002 and 2001.

At December 31, 2002, the Company's uninsured cash balances at financial institutions totaled $428,004.

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The credit risk associated with accounts receivable is mitigated by the Company's credit evaluation process, reasonably short collection terms, and the geographical dispersion of sales transactions. The Company estimates an allowance for doubtful accounts of $298,306 based on the credit worthiness of its distributors and customers as well as general economic conditions.

Note 10.  Leases
          ------

During 2002, the Company decided to not extend its current lease agreement for office space expiring January 2003. The Company entered into a five-year lease agreement for office space in Salt Lake City, Utah, beginning in February 2003 at a monthly lease rate of $10,940. Future minimum payments are required as follows for the years ending December 31:

               2003         $   88,412
               2004            131,283
               2005            131,283
               2006            131,283
               2007            131,283


Note 11.  Pension Plans
          -------------

The Company has a defined benefit pension plan covering all employees who meet age and length of service requirements. The benefits are based on years of service and the employee's compensation during the last three consecutive years of employment. The Company's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those benefits expected to be earned in the future.

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Note 11.  Pension Plans (Continued)
          ------------------------

Contributions vest to employees at the end of six years of service. The Company is in the process of terminating the defined benefit plan. As of November 15, 2001, all future benefit accruals under the plan are frozen. No curtailment gain or loss has been recognized. The final termination cost to the Company has not yet been determined and has not been presented in the financial statements.




                                                  December 31, December 31,
                                                      2002         2001
                                                 -------------- ------------
   Change in benefit obligations:
     Benefit obligation at beginning of year     $     264,902  $   164,931
     Service cost                                            -       40,596
     Interest cost                                      18,543       11,545
     Actuarial change in PBO                                 -       47,830
                                                 -------------- ------------
     Benefit obligation at end of period         $     283,445  $   264,902
                                                 ============== ============
   Change in plan assets:
     Fair value of plan assets at
      beginning of year                          $     236,754  $   162,634
     Actual return on plan assets                        4,584        5,560
     Employer contribution                                   -       68,560
     Benefits paid                                           -            -
                                                 -------------- ------------
     Fair value of plan assets at end of period  $     241,338  $   236,754
                                                 ============== ============

   Net pension cost included the following components:
     Service cost                                $           -  $    40,596
     Interest cost                                      18,543       11,545
     Expected return on plan assets                    (16,573)     (11,384)
     Amortization of prior service cost                      -        9,501
     Unrecognized net actuarial gain                     8,189       (9,328)
                                                 -------------- ------------
                                                 $      10,159  $    40,930
                                                 ============== ============

   Funded status of the plan:
     Plan assets less than projected benefits    $     (30,122) $   (28,151)
     Unrecognized prior service cost                   157,536      167,036
     Unrecognized net gain                             (24,867)     (26,179)
                                                 -------------- ------------
     Net amount recognized                       $     102,547  $   112,706
                                                 ============== ============

   Amounts recognized in the balance sheet:
     Prepaid expenses                            $     102,547  $   112,706
                                                 ============== ============

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Note 11.  Pension Plans (Continued)
          -------------------------

The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7 percent for the years ended December 31, 2002 and 2001. The expected long-term rate of return was 7 percent for the years ended December 31, 2002 and 2001. The expected average percentage increase in compensation levels was 3 percent for the years ended December 31, 2002 and 2001.

The Company has established a 401(k) profit sharing plan. Employees may contribute the lesser of $11,000 or 25 percent of their compensation to the Company's plan. The Company contributes an additional 100 percent of the amount contributed by employees up to a maximum of 4 percent of compensation. Participants are fully vested in employer contributions after 3 years of service. The Company contributed $38,525 and $19,694 for the years ended December 31, 2002 and 2001, respectively.

Note 12.  Preferred Stock
          ---------------

The Company's outstanding preferred stock consists of 750,000 shares of Series A Convertible Preferred Stock and 714,285 shares of Series B Convertible Preferred Stock. Preferred shares are entitled to preferential cumulative dividends at 12 percent per annum (totaling $527,503 per year) as and when declared by the Board of Directors. In the event of a dissolution or liquidation, the preferred shares receive $3 per share ($4,395,855 in total) plus any unpaid accumulated dividends. The preferred shares are convertible at any time into common stock at a rate of one share of common stock for each share of preferred stock subject to particular antidilution provisions. The preferred shares are not redeemable.

The Company has the ability to convert the preferred shares to common shares one year after the preferred shares were issued provided the Company's common stock average closing price for the preceding 45 days exceeds $8 per share or the Company completes a public underwriting exceeding $15 million to the Company.

Cumulative dividends on the Company's outstanding preferred shares totaled $527,503 and $0 for the years ended December 31, 2002 and 2001, respectively.

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Note 13.  Stock Option Plan
          -----------------

Throughout 2002 and 2001, the Company granted stock options to qualified employees and distributors. The options have a vesting period of four years and expire ten years from the date of issuance. The exercise price is the fair market value on the date of issuance.

The schedule of stock options is as follows:

                                                     Number of
                                                     Options
                                                   -------------

         Outstanding at January 1, 2001                       -
         Granted                                        171,225
                                                   -------------
         Outstanding at December 31, 2001               171,225

         Granted                                        121,106
         Exercised                                       (1,125)
         Forfeited                                     (139,539)
                                                   -------------
         Outstanding at December 31, 2002               151,667
                                                   =============

The following table summarized information about stock options at December 31, 2002:

         Options Outstanding                        Options Exercisable
------------------------------------------------  --------------------------
                                  Weighted-
                                   Average
                                  Remaining         Weighted-
Range of            Number      Contractual Life    Average         Number
Exercise Prices     Outstanding    (Years)        Exercise Price  Exercisable
------------------  -----------  ---------------  --------------  -----------
$0.16 - $2.60        151,667        9.80          $     1.53        28,775

ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Note 14.  Additional Cash Flow Information
          -------------------------------

The Company paid $2,181 and $25,552 in interest during the years ended December 31, 2002 and 2001, respectively. The Company paid $0 and $343,966 in taxes during the years ended December 31, 2002 and 2001, respectively.

During the year ended December 31, 2002, the Company issued 428,571 shares of Series B preferred stock for 250,000 outstanding shares of Series A preferred stock. The Company also gave equipment and vehicles with a net book value of $47,813 to employees as additional compensation.

During the year ended December 31, 2001, the Company converted accounts receivable of $665,118 to a note receivable (see Note 4).

Note 15.  Recent Accounting Pronouncements
          --------------------------------

In April 2002, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 145 ("SFAS 145"), "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", FASB Statement No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145 are required to be applied to fiscal years beginning after May 15, 2002. The adoption of SFAS 145 is not expected to have any impact on the Company's financial position or results of operations.

In June 2002, the FASB issued FASB Statement No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issue Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of SFAS 146 are required to be applied for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have any material impact on the Company's financial position or results of operations.


                               -18-
<PAGE.>


ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.
AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Note 15.  Recent Accounting Pronouncements (continued)
          -------------------------------------------

In December 2002, the FASB issued FASB Statement No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation Transition and Disclosure." SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information. The provisions of SFAS 148 are required to be applied to fiscal years ending after December 15, 2002. The adoption of SFAS 148 is not expected to have any impact on the Company's financial position or results of operation.

Note 16.  Contingencies
          -------------

In June 2001, the Company terminated a relationship with its investment advisor. As a condition of this termination agreement, the financial advisor and all investors introduced to the Company by the advisor are entitled to additional shares of common stock should the Company's S-3 Registration Statement not be accepted by the U.S. Securities and Exchange Commission (SEC) by November 15, 2001. The number of shares to be awarded was based on the initial shares purchased during the term the financial advisor was retained and were to be awarded for each month beyond November 15, 2001 that the S-3 Registration Statement was not accepted by the SEC. The total number of shares awarded in 2002 as a result of the S-3 Registration Statement not being accepted by the SEC was 373,548. The Company may potentially be required to issue a total of 676,400 shares of common stock.

In September 2001, the Company issued 1,000,000 shares of preferred stock and 500,000 shares of common stock. The stock purchase agreement requires the Company to have an S-3 Registration Statement accepted by the SEC no later than March 2002. In the event this S-3 Registration Statement was not accepted, the owners of these shares are entitled to an annual dividend of $400,000. The Company has not declared such a dividend at December 31, 2002.

Note 17.  Subsequent Events
          -----------------

The Company has granted options for the purchase of 50,000 shares of stock to employees and distributors of the stock. The options may be exercised at the fair market value of the stock on the date of grant and vest ratably over four years.

The Company has issued an additional 150,000 shares of common stock to stockholders under the provisions of the termination agreement described in
Note 16.


                               -19-

ITEM 8.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

      None.


ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

      The directors and executive officers of the Company, along with certain biographical information, is set forth below.

NAME              AGE    POSITION
----             -----   --------

Francis R. Otto   66     Founder and Chairman of the Board of Directors

David M.Rees      36     Chief Executive Officer, President and Director

Mike Otto         39     Director

      Francis R. Otto, Ph.D. Dr. Otto is the Company's Founder, Chairman of the Board and a Director of the Company. He received a Bachelors of Arts in Spanish from Baldwin-Wallace College, Berea, Ohio, in 1958. Dr. Otto received a Masters of Arts in Spanish Language and Literature in 1960 and a Ph.D. in Educational Administration and Curriculum Development in 1966, both from the University of Wisconsin. Dr. Otto was a Professor of Linguistics at Ohio State University from 1966 until 1973. From 1973 until 1976, he was a Professor of Linguistics at the University of the Americas, Puebla, Mexico.
He was a Professor of Linguistics at Brigham Young University, Provo, Utah, from 1976 through 1990. Dr. Otto has been an active advocate of computer-assisted language instruction throughout his career. He is a charter member of TESOL (Teaching English as a Second Language). In 1982, he founded and served as Director of CALICO (Computer Assisted Learning and Instruction Consortium), an international symposium research group devoted to applying technology to language instruction. He is fluent in Spanish. Dr. Otto founded the Company in 1990. He is the father of five children, including Mike Otto, a Director of the Company. He is 66 years of age.

      David M. Rees. Mr. Rees has served as the Company's President and Chief Executive Officer, as well as a Director of the Company since August 2002.
Mr. Rees is a graduate of Weber State University and the New York University School of Law. He practiced law with the New York City firm Skadden, Arps, Slate, Meagher & Flom from 1993 through 1995, where he specialized in corporate finance, mergers and acquisitions. He has been special securities and general counsel to the Company from 2000 through 2002. Mr. Rees has been involved as counsel in over 20 going-public transactions, and served as a director and special counsel to several public and private companies from 1996 to 2002. Mr. Rees is 36 years of age.

      Mike Otto. Mr. Otto has served as a Director of the Company since September 2002. He is a graduate of the University of Utah College of Law, where he was a staff member of, and published in, the Utah Law Review. Mr. Otto has served as special and general corporate counsel to dozens of private and public companies. He has served as general counsel to the Company since 1994. He is a partner in the Salt Lake City, Utah based law firm of Otto & McBride, P.C. Mr. Otto has practiced law in Salt Lake City and Park City, Utah since 1995. He also practiced law in Atlanta, Georgia from 1992 to 1994. He is the son of Francis R. Otto, the Company's Founder and Chairman. Mr. Otto is 39 years of age.


ITEM 10.   EXECUTIVE COMPENSATION

      Neither Howard R. Baer, the former President and Chief Executive Officer of Politics.com, nor Kevin C. Baer, the former Secretary/Treasurer of Politics.com, or any other officer or director of the Company received any compensation from the Company during the fiscal years ended December 31, 2000, December 2001, and December 31, 2002.

      The table below sets forth the compensation paid by Computer Assisted Learning and Instruction, Inc. to Timothy D. Otto and Kimber B. Jensen for the fiscal year ended December 31, 2000 and compensation paid by the Company for the fiscal years ended December 31, 2001 and December 31, 2002. The only compensation paid by CALI and by the Company was in the form of salary and bonus. No other type of compensation was paid.

      David M. Rees became the Company's President and Chief Executive Officer in August 2002. Prior to that time he was not employed by the Company.

      David M. Rees       2002 Salary:    $25,384
                          2002 Bonus:     $10,456

      Timothy D. Otto     2002 Salary:    $109,615
                          2002 Bonus:     $0

                          2001 Salary:    $150,000
                          2001 Bonus:     $25,000

                          2000 Salary:    $80,000
                          2000 Bonus:     $58,799

      Kimber B. Jensen    2002 Salary:    $95,000
                          2002 Bonus:     $0

                          2001 Salary:    $130,000
                          2001 Bonus:     $15,000

                          2000 Salary:    $70,000
                          2000 Bonus:     $15,000


ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of March 21, 2003 certain information with respect to beneficial ownership of the Company's Common Stock by: (i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock; (ii) each of the Company's directors, (iii) each of the executive officers of the Company; and (iv) all directors and executive officers as a group. This information is based upon information received from or on behalf of the named individual. Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.

                                Amount and Nature
     Name of Beneficial Owner  of Beneficial Ownership   Percent of Class
     ------------------------  -----------------------  ------------------

     Francis Otto                   9,471,000 (1)              57.1

     David M. Rees                    375,000 (2)               2.3

     Mike Otto                         95,000 (3)               0.6

     Camden Partners
     Strategic Fund II-A, L.P.      1,854,285 (4) (5)          11.2

     Camden Partners
     Strategic Fund II-B, L.P.        110,000 (5) (6)           0.7

     All directors and executive
     officers as a group            9,941,000                  59.9



(1) Includes shares owned in a family limited partnership over which Francis
R. Otto and Janet M. Otto maintain voting control.

(2) Includes options to purchase 25,000 shares of common stock at an exercise price of $1.00 per share and options to purchase 300,000 shares of common stock at an exercise price of $0.20 per share.

(3) Includes options to purchase 25,000 shares of common stock at an exercise price of $1.00 per share.

(4) Includes 472,000 shares of common stock, 708,000 shares of Series A Preferred Stock convertible into common stock on one for one basis, and 674,285 shares of Series B Preferred Stock.

(5) All of the Company's securities owned by Camden entities are under the common control of Camden Partners Strategic II, LLC.

(6) Includes 28,000 shares of common stock, 42,000 shares of Series A Preferred Stock convertible into common stock on one for one basis, and 40,000 shares of Series B Preferred Stock.


ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      None.


ITEM 13.  EXHIBITS AND REPORTS ON FORM 8-K

      Exhibits

EXHIBIT
NO.     DESCRIPTION

2.1 Agreement and Plan of Reorganization by and among Politics.com, Inc. and Computer Assisted Learning and Instruction, Inc. (2)

3.1    Amended and Restated Certificate of Incorporation. (2)

3.2    Amended and Restated Bylaws. (2)

10.1 Lease for 406 West 10600 South, Suite 610, Salt Lake City, Utah 84095, commencing February 1, 2003 and amendment (1)

10.2 1999 Combination Stock Option Plan, filed as Exhibit 6.3 to the Company's Form 10-SB. (2)

10.3   Form of Non-Qualified Stock Option Agreement, filed as Exhibit
       6.5 to the Company's Form 10-SB. (2)

10.4 Form of Incentive Stock Option Agreement, filed as Exhibit 6.6 to the Company's Form 10-SB. (2)

10.5 Stockholders Agreement dated September 20, 2001 between the Company and certain stockholders. (2)

10.6 Registration Rights Agreement dated September 20, 2001 between the Company and certain stockholders. (2)

10.7 Employment Agreement dated September 19, 2001 between the Company and Timothy D. Otto. (2)

10.8 Employment Agreement dated September 19, 2001 between the Company and Kimber Jensen. (2)

10.9 Employment Agreement dated September 19, 2001 between the Company and John Bodine. (2)

10.10 Non-Disclosure, Intellectual Property and Non-Competition Agreement dated September 18, between the Company and Dr. Frank Otto. (2)

---------------
(1)    Filed herewith.

(2) In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

      (b)    Reports on Form 8-K

      The Company did not file any current reports on Form 8-K during the fourth quarter ended December 31, 2002.


ITEM 14.  CONTROLS AND PROCEDURES

Based on their most recent evaluation, which was completed within 90 days of the filing of this Form 10-KSB, the Company's Treasurer and President believe the Company's disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) are effective to ensure that information required to be disclosed by the Company in this report is accumulated and communicated to the Company's management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. There were no significant changes in the Company's internal controls or other factors that could significantly affect these controls subsequent to the date of their evaluation and there were no corrective actions with regard to significant deficiencies and material weaknesses.


PRINCIPAL EXECUTIVE OFFICER CERTIFICATION


I, David M. Rees, certify that:

1. I have reviewed this annual report on Form 10-KSB of English Language Learning and Instruction System, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in light of the circumstances under which statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


                              /s/ David M. Rees
Date: March 27, 2003          ____________________________________
                              David M. Rees
                              Principal Executive Officer




PRINCIPAL FINANCIAL OFFICER CERTIFICATION

I, Dennis Hanks, certify that:

1. I have reviewed this annual report on Form 10-KSB of English Language Learning and Instruction System, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in light of the circumstances under which statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


                              /s/ Dennis Hanks
Date: March 27, 2003          ____________________________________
                              Dennis Hanks
                              Principal Financial Officer


CERTIFICATION PURSUANT TO THE SARBANES-OXLEY ACT
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2002

I, David M. Rees, President, Chief Executive Officer and Principal Executive Officer of English Language Learning and Instruction System, Inc. (the "Company") do hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

1. This Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission (the "report"), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:    March 27, 2003

/s/ David. M Rees
----------------------
David M. Rees
President, Chief Executive Officer
and Principal Executive Officer


CERTIFICATION PURSUANT TO THE SARBANES-OXLEY ACT
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2002

I, Dennis Hanks, Vice President, Principal Financial Officer of English Language Learning and Instruction System, Inc. (the "Company") do hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

1. This Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission (the "report"), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:    March 27, 2003

/s/ Dennis Hanks
----------------------
Dennis Hanks
Vice President
and Principal Financial Officer


                            SIGNATURES

      In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                         ENGLISH LANGUAGE LEARNING AND INSTRUCTION
                         SYSTEM, INC.

DATE: March 27, 2003     BY:/s/ DAVID M. REES
                             ----------------------------
                             DAVID M. REES
                             CHIEF EXECUTIVE OFFICER, PRESIDENT AND
                             DIRECTOR

       Pursuant to the requirements of the Securities Exchange Act of 1934, this report on Form 10-K has been signed below by the following persons on behalf of the registrant and in the capacities indicated.

SIGNATURE                  TITLE                                DATE

/S/ Francis R. Otto
_____________________      Chairman of the Board        March 21, 2003
Francis R. Otto            of Directors



/S/ David M. Rees
____________________       Chief Executive Officer,     March 21, 2003
David M. Rees              President and Director


/S/ Mike Otto
____________________       Director                     March 21, 2003
Mike Otto